EXHIBIT 10.1

ACQUISITION AGREEMENT

THIS AGREEMENT dated for reference the 28th day of October, 2009

BETWEEN:

Ironwood Gold Corp. 7047 E. Greenway Parkway #250
Scottsdale, AZ 85254

(the "Acquiror")

AND:

Kingsmere Mining Ltd., 73460 Desert Greens Drive
Palm Desert, CA 92260

("Kingsmere")

AND:

Ironwood Mining Corp. 73460 Desert Greens Drive
Palm Desert, CA  92260

(“Ironwood”)

WHEREAS:

A.                  Gold Canyon Partners, LLP (“Gold Canyon”) and Kingsmere entered into an option agreement dated January 31, 2009, attached hereto as Exhibit “A” (the “Option Agreement”) wherein Kingsmere acquired an exclusive option to acquire from Gold Canyon an undivided 100% right, title and interest in and to certain mineral claims known as the Cobalt Canyon Gold Project, in the Chief District, located in Lincoln County, Nevada as set out in Schedule “A” of the Option Agreement (the “Property”);

B.                   Kingsmere assigned to Ironwood Mining Corp. all of Kingsmere's right, title and interest in and to the Option Agreement and the Property in accordance with the terms of an assignment  agreement dated April 15, 2009 attached hereto as Exhibit “B” (the “Assignment Agreement”); and

C.                   The parties to the Option Agreement and the Assignment Agreement consent to the acquisition by Ironwood Gold Corp. of such Agreements in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the sum of $10.00 now paid by Ironwood Gold Corp. to the other parties (the receipt and sufficiency of which are hereby acknowledged by the such parties), the parties to this Agreement covenant and agree as follows:

THE ASSIGNMENT AND ACCEPTANCE

1.                   Kingsmere hereby unconditionally forever assigns and transfers to Ironwood Mining Corp. all of Kingsmere’s right, title and interest in and to the Option Agreement and the Property and all benefits and advantages to be derived therefrom.

2.                    Ironwood Mining Corp. hereby unconditionally forever assigns and transfers to Ironwood Gold Corp. all of Ironwood Mining Corp.’s right, title and interest in and to the Assignment Agreement and the Property and all benefits and advantages to be derived therefrom.

3.                   Kingsmere and Ironwood Mining Corp. shall have obtained the consent of Gold Canyon to the assignment and transfer of the Option Agreement and Assignment Agreement.

THE CONSIDERATION

The consideration payable by the respective parties shall consist of:

4.	Ironwood Gold Corp. hereby agrees to issue 15,000,000 restricted shares of common stock of Ironwood Gold Corp. (the “Consideration Shares”) to Ironwood Mining Corp.

5.
Ironwood Gold Corp. hereby agrees to issue 1,000,000 restricted shares of common stock of Ironwood Gold Corp. to each of each of Kingsmere and Gold Canyon for an aggregate of 2,000,000 shares, which such parties acknowledge has been issued prior to the date hereof.

6.
In consideration for the Assignment, Ironwood Gold Corp. hereby agrees to pay to the Hogle Family Trust, owners of the claims comprising the Property, the following amounts on or before the dates specified below:

(a)	$15,000 on or before May 1, 2009 (which has been paid and is to be reimbursed by Ironwood Gold Corp. to the payor);

(b)	$20,000 on or before December 1, 2009;

(c)	$40,000 on or before December 1, 2010; and

(d)	$50,000 on or before December 1, 2011.

7.	In consideration for this Agreement, Ironwood Gold Corp. hereby agrees to pay to Ironwood Mining Corp. $100,000 upon execution of this Agreement.

In addition to the foregoing payment, and also in consideration for this Agreement, Ironwood Gold Corp. hereby agrees to pay to Ironwood Mining Corp. $350,000 on or before December 15, 2009.

8.                   Upon receipt of the amounts specified in section 7 above, Ironwood Mining Corp. shall within five (5) business day of receipt, pay such amounts to Kingsmere.

9.                    The parties hereby covenant and agree with each other that the consideration payable in this Agreement shall replace all consideration payable and any share issuances required in the Option Agreement or Assignment Agreement, other than the required property expenditures under Section 4 of the Option Agreement, which are hereby assumed by Ironwood Gold Corp.

10.                 Ironwood Gold Corp. agrees to all terms and conditions of the Option Agreement and Assignment Agreement, except as modified by this Agreement. This includes agreeing to make all royalty payments to Gold Canyon and all required property expenditures as set out in the Option Agreement.

11.                 Ironwood Gold Corp. represents and warrants to each of Gold Canyon, Kingsmere and Ironwood, with the knowledge that they rely upon same in entering into this Agreement, that:

(a)	it is duly incorporated and in good standing in its jurisdiction of incorporation;

(b)
it has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of their obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of their partners, any indenture, agreement or other instrument to which they are a party or by which they are bound or may be subject, or any statute, order, judgment or other law or ruling of any competent authority;

(c)
the Consideration Shares to be issued to Ironwood Mining Corp. upon execution of this Agreement will, upon issuance, have been duly and validly authorized and, when issued, will be duly and validly issued, fully paid and non-assessable.

(d)
no proceedings are pending for, and Ironwood Gold Corp. is unaware of any basis for, the institution of any proceedings leading to the placing of Ironwood Gold Corp. in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(e)	Ironwood Gold Corp. has completed such due diligence on the Property, the Option Agreement and the Assignment Agreement as they have deemed necessary;

(f)
Ironwood Gold Corp. has furnished or made available to the other parties hereto a true and complete copy of each report, schedule, registration statement and proxy statement filed by Ironwood Gold Corp. with the SEC (collectively, and as such documents have since the time of their filing been amended, the “Ironwood Gold Corp. SEC Documents”). As of their respective dates, Ironwood Gold Corp. SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, or the Securities and Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror SEC Documents.  Ironwood Gold Corp. SEC Documents constitute all of the documents and reports that Ironwood Gold Corp. was required to file with the SEC pursuant to the Exchange Act and the rules and regulations promulgated there under by the SEC;

(g)
Ironwood Gold Corp.’s shares of common stock are currently quoted on the OTC Bulletin Board and it has not, in the 12 months preceding the date hereof, received any notice from the OTC Bulletin Board or FINRA or any trading market on which Ironwood Gold Corp.’s common stock is or has been listed or quoted to the effect that Ironwood Gold Corp. is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market; and

(h)
To the best knowledge of Ironwood Gold Corp., there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Ironwood Gold Corp., threatened against Ironwood Gold Corp. which involves any of the business, or the properties or assets of Ironwood Gold Corp. that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Ironwood Gold Corp. taken as a whole (a “Acquiror Material Adverse Effect”).  There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Acquiror Material Adverse Effect.

12.                  Kingsmere and Ironwood Mining Corp., severally and not jointly, represent and warrant to Ironwood Gold Corp., with the knowledge that Ironwood Gold Corp. relies upon same in entering into this Agreement, that:

(a)
the mineral claims comprising the Property (as defined therein), the Option Agreement, the Assignment Agreement, and the mineral agreements in respect thereof have been, to the best of their knowledge and belief after due inquiry, duly and validly located, granted, entered into and recorded, as the case may be, pursuant to the laws of the jurisdiction in which the Property is situate and are in each case in good standing with respect to all filings, fees, rentals, taxes, assessments, work commitments and other obligations and conditions on the date hereof and until the dates set opposite the respective names;

(b)
they have all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform their obligations hereunder, they have duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of them enforceable against them in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of their obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of their constituting documents, any resolutions of their partners, any indenture, agreement or other instrument to which they are a party or by which they are bound or the Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority;

(c)
there are neither any adverse claims or challenges against, or to the ownership or title to, any of the mineral claims comprising the Property or to the validity or enforceability of any of the mineral agreements in respect thereof, nor to the knowledge of the Assignors after due inquiry is there any basis therefor, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from any of the mineral claims comprising the Property or otherwise;

(d)	the Option Agreement and Assignment Agreement are in good standing as at the date hereof and no default has occurred therein that has not been cured;

(e)
the Assignors have the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and they are duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by their directors, shareholders and others have been obtained to authorize execution and performance of this Agreement on behalf of the Assignors; and

(f)
have furnished or made available to Ironwood Gold Corp. true and complete copies of all mineral agreements, title reports, title insurance policies, personal property filings, financing statements, real property filings, claims filings, documents, agreements, memoranda, claims and reports that relate to the Property and the mining claims thereon that are in their possession or control.

13.                  Ironwood Mining Corp. represents and warrants to Ironwood Gold Corp., with the knowledge that Ironwood Gold Corp. relies upon same in entering into this Agreement, that:

(a)
Ironwood Mining Corp.  is acquiring the Consideration Shares for Ironwood Mining Corp.’s own account, and not directly or indirectly for the account of any other person.  Ironwood Mining Corp.  is acquiring the Consideration Shares for investment purposes only and not with a view to distribution or resale thereof except in compliance with the Securities Act of 1933, as amended (the “Act”) and any applicable state laws regulating securities;

(b)
Ironwood Mining Corp. has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of Ironwood Gold Corp. with respect to the terms and conditions of the acquisition of the Consideration Shares contemplated hereby and with respect to the business, affairs, financial condition and results of operations of Ironwood Gold Corp.  Ironwood Mining Corp. has had access to such financial and other information as is necessary in order for Ironwood to make a fully informed decision as to investment in Ironwood Gold Corp., and has had the opportunity to obtain any additional information necessary to verify any of such information to which Ironwood has had access.

(c)	Ironwood Mining Corp. understands that its acquisition of the Consideration Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part;

(d)
Ironwood Mining Corp. has either (i) a pre-existing relationship with Ironwood Gold Corp. or one or more of its officers or directors consisting of personal or business contacts of a nature and duration which enable it to be aware of the character, business acumen and general business and financial circumstances of Ironwood Gold Corp. or any such officer or director with whom such relationship exists or (ii) such business or financial expertise as to be able to protect its own interests in connection with the acquisition of the Consideration Shares.

(e)
Ironwood Mining Corp. understands and acknowledges that the Consideration Shares are not registered under the Act, and that under the Act and other applicable laws Ironwood Mining Corp. may be required to hold the Consideration Shares for an indefinite period of time.  Each stock certificate representing the Consideration Shares shall bear the following legend, as well as any other legend that Ironwood Gold Corp. may reasonably determine is necessary or appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

14.                 The parties acknowledge that the transfer and sale of the Option Agreement, and the transfer of the rights and obligations contained therein, remains subject to the ratification of this Agreement by Gold Canyon, which is to occur as soon as reasonably practicable, but in any event must occur prior to December 1, 2009.  In the event Gold Canyon does not ratify this Agreement by December 1, 2009, then this Agreement shall be automatically terminated, all sums paid by Ironwood Gold Corp. shall be refunded, any and all documents provided by a party shall be returned to that party, and the parties shall have no further obligations under this Agreement.

15.                  The parties will at all times hereafter execute and deliver, at the request of another party, all such further documents, deeds and instruments, and will do and perform all such acts as may be necessary or desirable to give full effect to the intent and meaning of this Agreement.  Without limiting the generality of the foregoing, the Assignors will execute such financing statements, financing change statements, notices or directions as may be necessary or advisable to cause all pertinent offices of public record to amend their records to show the interests of Ironwood Gold Corp. in the Option Agreement and Assignment.

16.                  Each of the parties to this Agreement acknowledges that such party has read this document and fully understands the terms of this Agreement, and acknowledges that this Agreement has been executed voluntarily after either receiving independent legal advice, or having been advised to obtain independent legal advice and having elected not to do so

17.                  This Agreement will enure to the benefit of the parties and their respective successors and assigns, and will be binding upon the parties and their successors and assigns.

18.                  This Agreement will be governed by and construed in accordance with the laws in force in the State of Nevada and the parties submit to the non-exclusive jurisdiction of the courts of State of Nevada in any proceedings pertaining to the Assignment or this Agreement.

19.                 This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document.  All counterparts will be construed together and will constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Ironwood Mining Corp.

Per:
Authorized Signatory

Ironwood Gold Corp.

Per:
Authorized Signatory

Kingsmere Mining Ltd

Per:
Authorized Signatory

Exhibit A

OPTION AGREEMENT

THIS AGREEMENT made effective as of the 31st day of January, 2009

BETWEEN:

Gold Canyon Partners, LLP, with an office at 75 – 5608 Hienaloli Road, #20 Kailua Kona, HI 96740
(the "Optionor")

OF THE FIRST PART

AND:

Kingsmere Mining Ltd., a company with an office at 73460 Desert Greens Drive, Palm Desert, CA 92260
(the "Optionee")
OF THE SECOND PART

WHEREAS:

A.           The Optionor entered in to a letter of intent with the Optionee dated January 5, 2009, pursuant to which the Optionee has the exclusive option to acquire an undivided 100% right, title and interest in and to certain mineral claims known as the Cobalt Canyon Gold Project, in the Chief District, located in Lincoln County, Nevada (the "Property") as more particularly set out in Schedule "A" hereto, subject only to the Royalty, on the terms and conditions hereinafter set forth;

B.           Pursuant to the terms of the LOI, the Optionee will enter into an agreement with Rodney Blakestad  to appoint Rodney Blakestad to the Optionee’s board of directors and issue to Mr. Blakestad 50,000 shares in the capital stock of the Optionee as soon as practicable following the effective date of this Agreement and issue an additional 50,000 shares in the capital stock of the Optionee on or before the second year anniversary of appointment to the board; and

C.           Pursuant to the terms of the LOI, the Optionee will enter into an agreement with Benjamin I. Collins to appoint Benjamin I. Collins to the Optionee’s advisory board and issue to Mr. Collins 25,000 shares in the capital stock of the Optionee as soon as practicable following the effective date of this Agreement and issue an additional 25,000 shares in the capital stock of the Optionee on or before the second year anniversary of appointment to the advisory board;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $10.00 now paid by the Optionee to the Optionor (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.	DEFINITIONS. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)	"Commencement of Commercial Production" means:

(i)
if a mill is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, the mill processed ore from the Property at 60% of its rated concentrating capacity; or

(ii)
if a mill is not located on the Property, the last day of a period of 30 consecutive days during which ore, dore, or a product of mineral beneficiation has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, but any period of time during which ore or concentrate is shipped from the Property for testing purposes, or during which milling operations are undertaken as initial tune-up, shall not be taken into account in determining the date of Commencement of Commercial Production;

(b)	"Option" means the option to acquire an undivided 100% right, title and interest in and to the Property as provided in this Agreement;

(c)	"Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

(d)
"Property" means the mineral claims located in the Chief District, Lincoln County, Nevada as more particularly set out in Schedule "A" hereto, including any replacement or successor claims, and all mineral/mining leases and other mining interests derived from any such claims.  Any reference herein to any mineral claim comprising the Property includes any mineral/mining leases or other interests into which such mineral claim may have been replaced or converted;

(e)
"Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Property, or for the purpose of placing the Property into production or continuing production therefrom;

(f)	"Royalty" means a royalty of 3.5% net smelter returns payable to the Optionor, as more particularly set out in Schedule "B" hereto;

(g)	"Shares" means the common shares in the capital of the Optionee, as constituted on the date hereof, to be issued to the Optionor pursuant to the exercise of the Option.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR.

(a)	The Optionor represents and warrants to and covenants with the Optionee, with the knowledge that the Optionee relies upon same in entering into this Agreement, that:

(i)	it has been duly formed and validly exists in good standing with respect to the filing of annual reports under the laws of its jurisdiction of formation;

(ii)	no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or being placed into bankruptcy;

(iii)
it has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of its obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of its partners, any indenture, agreement or other instrument to which it is a party or by which it is bound or the Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority;

(iv)
it is legally entitled to hold the Property and the Property Rights and will remain so entitled until and always to the extent such is required for the due transfer to the Optionee of its requisite interest in and to the Property pursuant to and upon the exercise of the Option;

(v)
it is, and at the time of each transfer to the Optionee of an interest in and to the Property pursuant to and upon the exercise of the Option it will be, the beneficial owner of all right, title and interest in and to such transferred interest, free and clear of all liens, charges, claims, liabilities and adverse interests of any nature or kind, and no taxes or rentals are or will be due in respect of the Property;

(vi)
the mineral claims comprising the Property and the mineral agreements in respect thereof have been, to the best of the Optionor's knowledge and belief after due inquiry, duly and validly located, granted, entered into and recorded, as the case may be, pursuant to the laws of the jurisdiction in which the Property is situate and are in each case in good standing with respect to all filings, fees, rentals, taxes, assessments, work commitments and other obligations and conditions on the date hereof and until the dates set opposite the respective names thereof in Schedule "A" hereto;

(vii)
there are neither any adverse claims or challenges against, or to the ownership or title to, any of the mineral claims comprising the Property or to the validity or enforceability of any of the mineral agreements in respect thereof, nor to the knowledge of the Optionor after due inquiry is there any basis therefor, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from any of the mineral claims comprising the Property or otherwise;

(viii)
it holds all surface rights in respect of the Property which are necessary or desirable to conduct the exploration and development thereof, including but not limited to the activities contemplated in Section 6 hereof; and

(ix)	the Property is not the whole or substantially the whole of the undertaking of the Optionor.

(b)
The representations and warranties contained in this section are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution and performance of this Agreement and of any transfers, assignments, deeds or further documents or acts of the parties respecting the Property.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONEE.

(a)	The Optionee represents and warrants to and covenants with the Optionor, with the knowledge that the Optionor relies upon same in entering into this Agreement, that:

(i)
it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(ii)
no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or being placed into bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(iii)
it has all requisite corporate power and capacity, and has duly obtained all requisite corporate authorizations and performed all requisite corporate acts, to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of its obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of its shareholders or directors, any indenture, agreement or other instrument to which it is a party or by which it is bound or the Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority applicable to it; and

(iv)	it is lawfully authorized to hold mineral claims and real property under the laws of the jurisdiction in which the Property is situate.

(b)
The representations and warranties contained in this section are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

4.	GRANT AND EXERCISE OF OPTION.

(a)
The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire up to an undivided 100% right, title and interest in and to the Property, free and clear of all charges, encumbrances, claims, liabilities and adverse interests of any nature or kind, except for the Royalty.

(b)	The Option shall be in good standing and exercisable by the Optionee by paying the following amounts on or before the dates specified in the following schedule:

(i)
paying the Optionor $45,000USD upon the execution of this Agreement and issuing to the Optionor 1,000,000 shares in the capital stock of the Optionee as soon as practicable following the effective date of the Agreement;

(ii)	paying the Optionor $30,000USD on or before the first anniversary of the execution of this Agreement;

(iii)	paying the Optionor $40,000USD on or before the second anniversary of the execution of this Agreement;

(iv)	paying the Optionor $50,000USD on or before the third anniversary of the execution of this Agreement;

(v)	paying the Optionor $75,000USD on or before the fourth anniversary of the execution of this Agreement;

(vi)
paying the Optionor $75,000USD on or before each subsequent anniversary of the execution of this Agreement for so long as the option is good standing, with such payments being treated as advance royalty payments to be applied against any Royalty payable; and

(vii)	paying all property payments, including the federal unpatented claims and patented claims.

(c)	The Optionee shall use commercially reasonable efforts to incur the following annual work commitments as currently recommended and agreed to by the parties:

(i)	exploration expenditures on the Property of $250,000USD on or before the first anniversary of the execution of this Agreement;

(ii)	exploration expenditures on the Property of $350,000USD on or before the second anniversary of the execution of this Agreement;

(iii)	exploration expenditures on the Property of $400,000USD on or before the third anniversary of the execution of this Agreement; and

(iv)	exploration expenditures on the Property of a minimum of $250,000USD on or before the fourth through the tenth anniversaries of the execution of this Agreement.

In the event that the Optionee spends, in any period, more than the specified sum, the excess shall be carried forward and applied to the exploration expenditures to be incurred in the succeeding period.

(d)
The Optionor acknowledges and agrees that the Shares will be subject to hold periods and restrictions on resale in accordance with applicable securities laws and it is the Optionor's responsibility to determine what those hold periods and restrictions are before selling or otherwise transferring any Shares.

5.	TRANSFER OF PROPERTY.

(a)
Concurrently with the execution of this Agreement, the Optionor shall deliver to the Optionee duly executed transfers of the appropriate interest in the Property which shall be acquired by the Optionee upon exercise of the Option.

(b)
The Optionee shall be entitled to record such transfers at its own cost with the appropriate government office to effect legal transfer of such interest in the Property into the name of the Optionee, provided that the Optionee shall hold such interest in the Property subject to the terms of this Agreement, it being understood that the transfer of such legal title to the Optionee prior to the exercise of the Option is for administrative convenience only.

6.
RIGHT OF ENTRY.  Throughout the Option Period, the Optionee and its directors, officers, employees, servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development and other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable;

(d)	bring upon and erect upon the Property such buildings, plant, machinery and equipment as the Optionee may deem advisable; and

(e)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

7.	OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD. During the Option Period, the Optionee shall:

(a)
maintain in good standing those mineral claims comprising the Property by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee;

(b)	duly record all exploration work carried out on the Property by the Optionee as assessment work;

(c)	following commencement of exploration activities, provide the Optionor quarterly reports on all exploration and drilling work carried out on the Property and regularly transfer exploration data;

(d)
permit the partners, employees and designated consultants of the Optionor, at their own risk and expense, access to the Property at all reasonable times, and the Optionor agrees to indemnify the Optionee against and to save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any partner, employee or designated consultant of the Optionor while on the Property;

(e)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(f)
indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee's activities on the Property, but the Optionee shall incur no obligation hereunder in respect of any such costs, claims, liabilities and expenses arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition and in full compliance with requirements of all environmental laws and regulations;

(g)	permit the Optionor, at its own expense, reasonable access to the results of the work done on the Property during the last completed calendar year;

(h)
deliver to the Optionor, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionee with respect to the Property.

The Optionor acknowledges and agrees that all technical and other information concerning the Property provided by the Optionee to it, directly or indirectly, shall be treated as confidential information, and it shall not copy, transmit or otherwise disclose, disseminate or use such information, including but not limited to use in violation of insider trading and other provisions of applicable securities laws, without the express written consent of the Optionee.

8.	TERMINATION OF OPTION.

(a)	The Option shall terminate:

(i)	subject to paragraph 16 hereof, upon the Optionee failing to make any payment or issuance of Shares which must be made or issued in exercise of the Option;

(ii)	subject to paragraph 16 hereof, upon the Optionee failing to remedy a default as provided therein; or

(iii)
at any other time, by the Optionee giving a minimum of sixty (60) days notice of such termination to the Optionor.  In the event that the Optionee provides such notice less than sixty (60) days prior to September 1st of any year, the Optionee shall pay all claim maintenance fees and lease payments for such year.

(b)	If the Option is terminated otherwise than upon the exercise thereof, the Optionee shall:

(i)
leave in good standing, for a period of at least 12 months from the termination of the Option Period, those mineral claims comprising the Property, to the extent allowable by the laws of the jurisdiction in which the Property is situate;

(ii)
deliver or make available at no cost to the Optionor, within 90 days of such termination, all drill core, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Property and not theretofore furnished or made available to the Optionor;

(iii)
reclaim the Property in accordance with the requirements of all applicable environmental laws and regulations, but only to the extent that such requirements result from the Optionee's activities on the Property hereunder.

(c)
If the Option is terminated otherwise than upon the exercise thereof, the Optionee shall have the right, within a period of 180 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 180 day period shall thereafter become the property of the Optionor.

9.	ROYALTY.

(a)
Upon the Commencement of Commercial Production, the Optionee shall pay to the Optionor the NSR Royalty, being equal to 3.5% of Net Smelter Returns, on the terms and conditions as set out in this paragraph and in Schedule "B" hereto.

(b)
Installments of the NSR Royalty payable shall be paid by the Optionee to the Optionor immediately upon the receipt by the Optionee of the payment from the smelter, refinery or other place of treatment of the proceeds of sale of the minerals, ore, concentrates or other product from the Property.

(c)
Within 120 days after the end of each fiscal year, commencing with the year in which Commencement of Commercial Production occurs, the accounts of the Optionee relating to operations on the Property and the statement of operations, which shall include the statement of calculation of NSR Royalty for the year last completed, shall be audited by the auditors of the Optionee at its expense.  The Optionor shall have 45 days after receipt of such statements to question the accuracy thereof in writing and, failing such objection, the statements shall be deemed to be correct and unimpeachable thereafter.

(d)
If such audited financial statements disclose any overpayment of NSR Royalty by the Optionee during the fiscal year, the amount of the overpayment shall be deducted from future installments of NSR Royalty payable.

(e)	If such audited financial statements disclose any underpayment of NSR Royalty by the Optionee during the year, the amount thereof shall be paid to the Optionor forthwith after determination thereof.

(f)
The Optionee agrees to maintain for each mining operation on the Property, up-to-date and complete records relating to the production and sale of minerals, ore, bullion and other product from the Property, including accounts, records, statements and returns relating to treatment and smelting arrangements of such product, and the Optionor or its agents shall have the right at all reasonable times, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of NSR Royalty payments to be made by the Optionee to the Optionor pursuant hereto.  The Optionor shall have the right to have such accounts audited by independent auditors at its own expense once each fiscal year.

(g)
On or before four (4) years from date of execution of this Agreement, the Optionee can acquire up to one and one-half percent (1.5%) of the NSR Royalty from the Optionor for $500,000 per one-half percent (0.5%).

10.
POWER TO CHARGE PROPERTY.  The Optionor shall not grant or permit to exist any liens, charges or mortgages (collectively referred to as an "encumbrance") upon the property or any portion thereof.  At any time after the Optionee has exercised the Option, in whole or in part, the Optionee may grant encumbrances upon the Property or any portion thereof, upon any mill or other fixed assets located thereon, and upon any or all of the tangible personal property located on or used in connection with the Property, to secure financing for the development of the Property, always provided that, unless otherwise agreed to by the Optionor, it shall be a term of each encumbrance that the encumbrance or other person acquiring title to the Property upon enforcement of the encumbrance shall hold the same subject to the Royalty as if the encumbrance or such other person had executed this Agreement.

11.
TRANSFERS.  The Optionee may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, transferee or recipient of any such interest shall have first delivered to the Optionor a written agreement to be bound by the terms of this Agreement.

12.
SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION OF AGREEMENT.  The Optionee may at any time during the Option Period elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Optionor of such intention.  Any claims so abandoned shall be in good standing under the laws of the jurisdiction in which they are situate for at least 12 months from the date of abandonment.  Upon any such abandonment, the mineral claims so abandoned shall for all purposes of this Agreement cease to form part of the Property and, if title to such claims has been transferred to the Optionee, the Optionee shall retransfer such title to the Optionor at the Optionee's expense.

13.	FORCE MAJEURE.

(a)
If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee from its obligations hereunder to maintain the Property in good standing;

(b)
The Optionee shall give prompt notice to the Optionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

(c)
After the Commencement of Commercial Production, the Optionee shall work, mine and operate the Property during such time or times as the Optionee in its sole judgment considers such operations to be profitable. The Optionee may suspend or curtail operations, both before and after Commencement of Commercial Production, during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in the Optionee's sole judgment, has accumulated or would otherwise accumulate.

14.
CONFIDENTIAL INFORMATION.  No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of minerals, ore, bullion or other product derived from the Property, shall be published or disclosed by the Optionor without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

15.	ARBITRATION.

(a)	All questions or matters in dispute under this Agreement shall be submitted to arbitration pursuant to the terms hereof.

(b)
It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 10 days' prior notice of its intention to do so to the other party, together with particulars of the matter in dispute.  On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph (c).

(c)
The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 15 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator.  If the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act of British Columbia.  Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act.  The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this section.  After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.  The expense of the arbitration shall be paid as specified in the award.

(d)	The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

16.	DEFAULT. If at any time during the Option Period, the Optionee is in default of any material provision in this Agreement, the Optionor may terminate this Agreement, but only if:

(a)	it shall have first given to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached; and

(b)
the Optionee has not, within 60 days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Optionee hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay.

Should the Optionee fail to comply with the provision of subparagraph (b), the Optionor may thereafter terminate this Agreement by giving notice thereof to the Optionee, always provided that the default in question has not been cured or substantially cured at the time of the Optionee giving such notice of termination.

17.
NOTICES.  Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or telecopied to such party at the address for such party specified above.  The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by telecopier (with electronic confirmed receipt), shall be deemed conclusively to be the next business day.  Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

18.	GENERAL.

(a)	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

(b)
No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

(c)
The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

(d)	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

(e)	This Agreement shall be governed by and construed in accordance with the laws of British Columbia.

(f)	Time shall be of the essence in this Agreement.

(g)	Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

19.	AREA OF MUTUAL INTEREST.

(a)
The parties hereby agree that each and every mineral claim (including internal fractions) or interest therein which they may stake or otherwise acquire during the currency of this Agreement and which lies in whole or in part within one mile from the outside perimeter of the Property, or which is contiguous to such claims which are otherwise within this area of mutual interest, shall at the option of the other party form a part of the Property.  Any party shall, upon acquisition of any such additional claims or interests, forthwith give notice to the other party of same and thereafter the other party shall have thirty days from the date on which the Option is fully exercised within which to give notice of its desire to have such additional claims or interests form part of the Property and to pay to the other party their proportionate share of acquisition costs.  The other party shall be responsible to pay its proportionate share of costs of acquiring the additional claims or interests in accordance with its interest in the Property.  All title to such additional claims or interests shall be held subject to the terms of this Agreement.

(b)	Paragraph (a) shall cease to operate if and when the Optionee loses its right to exercise the Option in full.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED AND DELIVERED BY
Gold Canyon Partners, LLP

Per:
ss: “Ben Collins”
Authorized Signatory

SIGNED AND DELIVERED BY
Kingsmere Mining Ltd.

Per:
ss: “Cam Watt”
Authorized Signatory

 SCHEDULE "B"

Definition of Net Smelter Returns

1.           For the purposes of this Agreement, the term "Net Smelter Returns" shall mean the net proceeds actually paid to the Optionee from the sale by the Optionee of minerals mined and removed from the Property, after deduction of the following:

(a)
smelting costs, treatment charges and penalties including, but not being limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser; provided, however, in the case of leaching operations or other solution mining or beneficiation techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred by the Optionee, beyond the point at which the metal being treated is in solution, shall be considered as treatment charges;

(b)
costs of handling, transporting and insuring ores, minerals and other materials or concentrates from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment; and

(c)           ad valorem taxes and taxes based upon production, but not income taxes.

2.           In the event the Optionee commingles minerals from the Property with minerals from other properties, the Optionee shall establish procedures, in accordance with sound mining and metallurgical techniques, for determining the proportional amount of the total recoverable metal content in the commingled minerals attributable to the input from each of the properties by calculating the same on a metallurgical basis, in accordance with sampling schedules and mining efficiency experience, so that production royalties applicable to minerals produced from the Property may reasonably be determined.